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                                   EXHIBIT 5.1

                  OPINION AND CONSENT OF J. TODD RAYMOND, ESQ.

Stratus Services Group, Inc.
500 Craig Road, Suite 201
Manalapan, New Jersey 07726

Re:      Registration of Shares Pursuant to Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Secretary and General Counsel of Stratus Services Group, Inc., a Delaware corporation (the "Company"), and have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to 900,000 shares of common stock held by a certain selling stockholder (the "common shares") and an aggregate of 4,379,937 shares of the Company's common stock, par value $.01 per share, proposed to be offered and sold by certain selling shareholders of the Company upon (i) the conversion of the Company's outstanding 6% convertible Debentures (the "Debenture Shares"); (ii) the exercise of certain outstanding warrants (the "Warrants") to acquire common stock (the "Warrant Shares"); (iii) the conversion of the Company's outstanding Series A Convertible preferred stock (the "Preferred Shares").

I have examined the original, or a photostatic or certified copy, of such records and certificates of the Company, certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies and the correctness of all statements of fact contained therein.

Based upon our examination mentioned above, subject to the assumptions stated and relying on statements of fact contained in the documents that I have examined, I am of the opinion that:

1. The Debenture Shares have been duly authorized and, when issued upon conversion and in accordance with the terms of the 6% Convertible Debentures, will be validly issued, fully paid and non-assessable.

2. The Warrant Shares have been duly authorized and, when issued to and paid for by the holders of the warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

3. The Preferred Shares have been duly authorized and, when issued upon conversion and in accordance with the terms of the Certificate of Designation of Series A preferred stock will be validly issued, fully paid and non-assessable.

4. The Common Shares have been duly authorized and issued and are fully paid and non-assessable.


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Based on the foregoing, I am of the opinion that the Shares have been duly authorized and validly issued by the Company and are fully paid for and non-assessable. I render this opinion as a member of the Bar of the States of New York and New Jersey and express no opinion as to any other law other than the General Corporation Law of the State of Delaware. I consent to the use of my name under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not admit that I am acting within the category of persons whose consent is required under Section 7 of the Act.


                                     Very truly yours,

                                     Stratus Services Group, Inc.



                                     /s/ J. Todd Raymond
                                     ------------------------------------
                                     J. Todd Raymond, Esq.
                                     Secretary and General Counsel

October 10, 2001